Exhibit 99.1

PRESS
RELEASE

NRG Yield Appoints Chad Plotkin as Chief Financial Officer
PRINCETON, N.J. — November 4, 2016 — NRG Yield, Inc. (NYSE: NYLD, NYLD.A) today announced the appointment of Chad Plotkin as Senior Vice President and Chief Financial Officer. With over nineteen years of experience, Plotkin will oversee the company's financial operations and will play a key role in the development and implementation of NRG Yield's corporate and financial strategies. His appointment as Chief Financial Officer will be effective on November 7, 2016, and he will report to Christopher Sotos, NRG Yield’s President and Chief Executive Officer.
Chad Plotkin succeeds Kirkland B. Andrews, who will continue in his role as a member of the Board of Directors of NRG Yield and the Chief Financial Officer of NRG Yield’s parent company, NRG Energy, Inc. (NYSE: NRG). Plotkin will be employed and compensated solely by NRG Yield.
“I’m excited to have Chad join me as the second dedicated employee of NRG Yield,” said Christopher Sotos, NRG Yield’s President and Chief Executive Officer. “I have had the benefit of working with Chad for over nine years in various capacities at NRG Yield and NRG. His extensive financial planning, strategy, and investor relations experience will be a valuable addition to the team.”
Chad Plotkin has been employed by NRG Energy, Inc. for over nine years while most recently serving as Senior Vice President, Finance and Strategy for NRG Yield. Prior to leading Finance and Strategy for NRG Yield, Plotkin held numerous roles with NRG Energy, Inc., including as Vice President, Investor Relations, Vice President of Finance, and Vice President, Strategy, Mergers & Acquisitions.
About NRG Yield
NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States, including fossil fuel, solar and wind power generation facilities that have the capacity to support more than two million American homes and businesses. Our thermal infrastructure assets provide steam, hot and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols NYLD and NYLD.A, respectively.
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